UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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ECHELON CORPORATION

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N/A

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Echelon Corporation

2901 Patrick Henry Drive

Santa Clara, California 95054

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

ECHELON CORPORATION

TO BE HELD ON THURSDAY, SEPTEMBER 13, 2018

This proxy statement supplement, dated September 5, 2018 (which we refer to as this “Supplement”), supplements the proxy statement, dated July 30, 2018 (which we refer to as the “Proxy Statement”), in connection with the solicitation of proxies by the Board of Directors (which we refer to as the “Echelon Board”) of Echelon Corporation (which we refer to as “Echelon”) for use at the Special Meeting of Stockholders (which we refer to as the “special meeting”) to be held Thursday, September 13, 2018, at Echelon’s principal executive offices, located at 2901 Patrick Henry Drive, Santa Clara, California 95054, at 10:00 a.m., Pacific time.

The purpose of this Supplement is to provide supplemental information concerning the Special Meeting and the matters to be considered at the Special Meeting. If information in this Supplement differs from or updates information contained in the Proxy Statement, then the information in this Supplement is more current and supersedes the different information contained in the Proxy Statement. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Terms used in this Supplement that are not defined in this Supplement have the meanings given to them in the Proxy Statement.

Supplemental Disclosures

The 21st paragraph under the caption “The Merger—Background of the Merger” is replaced with the following:

Starting in October 2017 and continuing into February 2018, Piper Jaffray, using an evolving process, ultimately contacted 132 potential acquirers, composed of 109 strategic buyers (including Adesto) and 23 private equity firms. These potential acquirers were composed of a mix of parties previously contacted during earlier recent reviews of strategic alternatives and other parties not previously contacted that were thought to have an interest in a transaction with Echelon. Echelon determined not to contact Party A about participating in this process due to concerns about Party A’s lack of sufficient financial resources to complete an acquisition of Echelon. No confidentiality agreements entered into by Echelon in this process, including the confidentiality agreement with Party A, prohibited any counterparty from making private transaction proposals to Echelon.

The 59th paragraph under the caption “The Merger—Background of the Merger” is replaced with the following:

On June 22, 2018, the Echelon Board met, with members of Echelon management and representatives of each of Piper Jaffray and Wilson Sonsini in attendance. The Echelon Board discussed the proposals from Adesto and Party C and the risks and uncertainties of each. The Echelon Board continued to have many of the same concerns regarding Party C as those previously considered and discussed. The Echelon Board determined to proceed with additional negotiations with Adesto because, in the judgment of the Echelon Board, Adesto’s proposal had the potential to deliver the best value (taking into consideration both deal terms and closing certainty) to Echelon stockholders.

The second paragraph under the caption “The Merger—Fairness Opinion of Piper Jaffray—Selected Public Companies Analysis—Semiconductor Companies” is replaced with the following:

Based on these criteria, Piper Jaffray selected the following eight companies:

Company	EV/Revenue for CY 2018
Adesto Technologies Corporation	2.3x
Aquantia Corp.	2.6x
AudioCodes Ltd.	1.2x
Digi International Inc.	1.5x
DSP Group, Inc.	1.9x
GSI Technology, Inc.	NA(1)
Intermolecular, Inc.	NA(1)
Sequans Communications S.A.	3.4x

(1)

EV/Revenue multiple for this company was omitted because this company was not covered by Wall Street and therefore did not have Wall Street estimates of the 2018 calendar year revenue and for the reasons set forth below.

The second paragraph under the caption “The Merger—Fairness Opinion of Piper Jaffray Selected Public Companies Analysis—Financial Profile” is replaced with the following:

Based on these criteria, Piper Jaffray selected the following six companies:

Company	EV/Revenue for CY 2018
ClearOne, Inc.	0.5x
Fulgent Genetics, Inc.	2.6x
Innovative Solutions and Support, Inc.	NA(1)
IRIDEX Corporation	1.4x
Polar Power, Inc.	2.1x
Truett-Hurst, Inc.	NA(1)

(1)

EV/Revenue multiples for this company were omitted because this company was not covered by Wall Street and therefore did not have Wall Street estimates of the 2018 calendar year revenue and for the reasons set forth below.

The second paragraph under the caption “The Merger—Fairness Opinion of Piper Jaffray—Selected M&A Transaction Analysis” is replaced with the following:

Based on these criteria, Piper Jaffray selected the following 10 transactions:

Date of Transaction Announcement	Target	Acquiror	EV / LTM Revenue
October 4, 2017	Onvia, Inc.	Deltek, Inc.	2.8x
July 2, 2017	MRV Communications, Inc.	ADVA Optical Networking	0.6x
December 8, 2016	ServicePower Technologies plc	Diversis Capital, LLC	1.2x
January 19, 2016	Anadigics, Inc.	II-VI Incorporated	1.3x
October 8, 2015	Daegis Inc.	Open Text Corporation	1.0x
September 10, 2015	Envivio, Inc.	Ericsson Inc.	2.3x
August 31, 2015	CTI Group (Holdings) Inc.	Enghouse Systems Limited	1.0x
June 9, 2015	Ikanos Communications, Inc.	QUALCOMM Incorporated	1.0x
May 27, 2015	Meru Networks, Inc.	Fortinet, Inc.	0.5x
February 24, 2015	Sutron Corporation	Danaher Corporation	1.4x

The second paragraph under the caption “The Merger—Fairness Opinion of Piper Jaffray—Premiums Paid Analysis” is replaced with the following:

Based on these criteria, Piper Jaffray selected the following 39 transactions:

Date of Transaction Announcement	Target Name	Acquiror Name	Premium Paid 1 Day Prior to Announcement Date
January 4, 2018	Connecture Inc.	Francisco Partners LP	117%
November 27, 2017	Bazaarvoice Inc.	Marlin Equity Partners LLC	15%
September 28, 2017	Exa Corp.	Dassault Systemes SA	43%
September 20, 2017	NYX Gaming Group Ltd.	Scientific Games Corp.	112%
July 26, 2017	Guidance Software Inc.	OpenText Corp.	3%
July 17, 2017	Sevcon Inc.	BorgWarner Inc.	61%
July 2, 2017	MRV Communications Inc.	ADVA Optical Networking SE	2%
June 22, 2017	EnerNOC Inc.	EGP-NA	42%

Date of Transaction Announcement	Target Name	Acquiror Name	Premium Paid 1 Day Prior to Announcement Date
June 21, 2017	ARI Network Services Inc.	True Wind Capital Mgmt LLC	2%
June 14, 2017	Rightside Group Ltd.	Donuts Inc.	9%
June 5, 2017	Covisint Corp.	OpenText Corp.	24%
May 1, 2017	Jive Software Inc.	Wave Systems Corp.	4%
April 10, 2017	RetailMeNot Inc.	Harland Clarke Holdings Corp.	50%
March 29, 2017	EXAR Corp.	MaxLinear Inc.	22%
February 13, 2017	GigPeak Inc.	Integrated Device Technology	22%
December 29, 2016	Tangoe Inc.	Marlin Management Company LLC	(21%)
November 10, 2016	TubeMogul Inc.	Adobe Systems Inc.	83%
November 7, 2016	Blue Nile Inc.	Blue Nile Inc. SPV	34%
October 21, 2016	Everyday Health Inc.	Ziff Davis LLC	28%
August 11, 2016	Silicon Graphics International	Hewlett Packard Enterprise Co.	41%
July 13, 2016	Imprivata Inc.	Thoma Bravo LLC	33%
June 27, 2016	Skullcandy Inc.	Mill Road Capital Mgmt LLC	5%
May 31, 2016	SciQuest Inc.	Accel-KKR LLC	34%
April 7, 2016	Alliance Fiber Optic Products	Corning Inc.	24%
February 29, 2016	API Technologies Corp.	JF Lehman & Co.	98%
February 26, 2016	Cricket Media Group Ltd.	Cricket Acquisition Group Inc.	67%
February 4, 2016	Cascade Microtech Inc.	FormFactor Inc.	38%
February 4, 2016	Multi-Fineline Electronix Inc.	Suzhou Dongshan Precision	41%
January 19, 2016	ANADIGICS Inc.	II-VI Inc.	36%
December 2, 2015	Mattson Technology Inc.	Beijing E-Town Dragon	23%
November 23, 2015	TeleCommunication Systems Inc.	Comtech Telecommun Corp.	14%
November 16, 2015	United Online Inc.	B. Riley Capital Management, LLC	7%

Date of Transaction Announcement	Target Name	Acquiror Name	Premium Paid 1 Day Prior to Announcement Date
November 2, 2015	Hutchinson Technology Inc.	TDK Corp.	107%
October 19, 2015	CTI Group (Holdings) Inc.	Enghouse Systems Ltd.	76%
October 8, 2015	Daegis Inc.	OpenText Corp.	102%
September 3, 2015	Millennial Media Inc.	AOL Inc.	21%
September 3, 2015	Pericom Semiconductor Corp.	Diodes Inc.	46%
August 12, 2015	Planar Systems Inc.	Leyard Optoelectronic Co. Ltd.	40%
July 27, 2015	Magnetek Inc.	Columbus McKinnon Corp.	55%

The table below shows a comparison of premiums paid in the selected transactions over certain time periods to the premium that would be paid to the holders of common stock based on the merger consideration of $8.50 per share.

The two paragraphs under the caption “The Merger—Fairness Opinion of Piper Jaffray—Discounted Cash Flow Analysis” are replaced with the following:

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical enterprise values for Echelon based on the net present value of (1) projected unlevered free cash flows from May 31, 2018, to December 31, 2022, and (2) a projected terminal value at December 31, 2022 based upon terminal year multiples of projected revenue, discounted back to May 31, 2018. The free cash flows for each year and terminal year revenue were calculated from the Financial Forecasts, which were provided to Piper Jaffray by Echelon and are described in the section of this proxy statement captioned “The Merger—Financial Forecasts.” Piper Jaffray calculated the range of net present values for unlevered free cash flows for such periods based on a range of discount rates ranging from 25% to 35%, based on its estimation of Echelon’s weighted average cost of capital (which we refer to as “WACC”), taking into account the aggregate revenue weighting of Echelon’s embedded and lighting businesses forecast revenue between 2018 and 2022. The portion of Echelon’s aggregate forecast revenue during this period attributable to Echelon’s embedded business, which was 59.81% of aggregate revenue, was multiplied by 24.55%, a figure calculated by evaluating the WACC of the selected public semiconductor companies. The aggregate forecast revenue during this period attributable to Echelon’s lighting business, which was 40.19% of aggregate revenue, was multiplied by 35.66%, the Q1 2017 Cambridge Associates US Venture Capital Return—25 Year Early Stage Index. These discount rates were then added to determine the total discount rate of 29.02%, which formed the middle of the 25% to 35% range of discount rates utilized by Piper Jaffray. Piper Jaffray calculated a range of terminal values using terminal revenue multiples ranging from 0.5x to 1.7x applied to projected 2022 revenue (these multiples were selected by Piper Jaffray based on the minimum to median values from Piper Jaffray’s analysis of the 2018 EV/revenue multiples of the selected financial profile public companies), and discounted such resulting values back to May 31, 2018, using discount rates ranging from 25% to 35%. Using 1.1x projected 2020 revenue (the midpoint of the range identified by Piper Jaffray), Piper Jaffray calculated a terminal value for Echelon of approximately $88.9 million.

This analysis resulted in implied per share values for common stock ranging from $6.67 to $14.65 (excluding the value of Echelon’s net operating losses). Piper Jaffray observed that the merger consideration was within the range of implied per share values derived from this analysis. Piper Jaffray also calculated a theoretical range of present values of Echelon’s net operating losses based on discounting Echelon’s projected tax savings from utilizing the net operating losses at discount rates ranging from 30% to 40%, which were selected by Piper Jaffray utilizing its professional judgment and experience, with long-term earnings growth rates ranging from 0% to 3.0%, which were selected by Piper Jaffray utilizing its professional judgment and experience. This analysis resulting in implied per share values of Echelon’s net operating losses ranging from $0.88 to $1.39.

The second and third paragraphs under the caption “The Merger—Financial Forecasts” are replaced with the following:

In connection with Echelon’s strategic planning process, in early 2018 Echelon management prepared and provided to the Echelon Board various forward-looking financial information for fiscal years 2018 through 2022. This financial information was also made available to certain parties considering a transaction with Echelon, including Adesto, Party B, Party C, Party D and Party E. This financial information is collectively referred to as the “Management Original Forecasts.”

In connection with the preparation of the fairness opinion by Piper Jaffray, in May 2018 Echelon management updated the Management Original Forecasts solely to account for the actual and projected level of capital expenditures and working capital since the preparation of the Management Original Forecasts. This financial information is collectively referred to as the “Management Refreshed Forecasts.” Echelon provided the Management Refreshed Forecasts to Piper Jaffray for use in the preparation of its fairness opinion, but did not make the Management Refreshed Forecasts available to any parties considering a transaction with Echelon. The Management Original Forecasts and the Management Refreshed Forecasts are collectively referred to as the “Forecasts.” A summary of the Forecasts is set forth below.

The table under the caption “The Merger—Financial Forecasts—Management Original Forecasts” is replaced with the following:

Jun.—Dec.
	2018P	2019P	2020P	2021P	2022P
Revenue	$20.7	$41.7	$52.9	$64.1	$80.3
Cost of Goods Sold	9.4	18.9	24.7	30.1	37.6

Gross Profit	11.3	22.8	28.2	34.1	42.7
Total Operating Expenses	12.4	18.3	21.0	24.1	29.1

Operating Income	(1.1)	4.5	7.3	10.0	13.6
Less: Taxes @ 29.8%(2)	0.0	(1.3)	(2.2)	(3.0)	(4.1)

Net Operating Income After Tax	(1.1)	3.2	5.1	7.0	9.6
Plus: Depreciation & Amortization	0.2	0.4	0.3	0.1	0.1
Less: Capital Expenditures	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Less: (Inc.) / Dec. in Working Capital	(0.2)	0.5	0.7	0.7	1.1

Unlevered Free Cash Flow	(1.1)	3.9	6.0	7.7	10.6

(1)	Totals may not foot due to rounding.
(2)	Tax rate assumes 21.0% federal tax rate and 8.8% California state tax rate; assumes no tax for 2018 period given negative Operating Income.

The table under the caption “The Merger—Financial Forecasts—Management Refreshed Forecasts” is replaced with the following:

(Dollars in millions)(1)	Jun.—Dec. 2018P	2019P	2020P	2021P	2022P
Revenue	$20.7	$41.7	$52.9	$64.1	$80.3
Cost of Goods Sold	9.4	18.9	24.7	30.1	37.6

Gross Profit	11.3	22.8	28.2	34.1	42.7
Total Operating Expenses	12.4	18.3	21.0	24.1	29.1

Operating Income	(1.1)	4.5	7.3	10.0	13.6
Less: Taxes @ 29.8%(2)	0.0	(1.3)	(2.2)	(3.0)	(4.1)

Net Operating Income After Tax	(1.1)	3.2	5.1	7.0	9.6
Plus: Depreciation & Amortization	0.3	0.4	0.4	0.2	0.1
Less: Capital Expenditures	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)
Less: (Inc.) / Dec. in Working Capital	(1.5)	(0.2)	(0.3)	(0.4)	(0.5)

Unlevered Free Cash Flow	(2.4)	3.2	5.0	6.6	9.0

(1)	Totals may not foot due to rounding.
(2)	Tax rate assumes 21.0% federal tax rate and 8.8% California state tax rate; assumes no tax for 2018 period given negative Operating Income.

*            *             *

If you have any questions concerning the special meeting, the Proxy Statement or this Supplement, would like additional copies of the Proxy Statement or this Supplement, or need help submitting your proxy or voting your shares of common stock, please contact Echelon’s proxy solicitor:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

Stockholders May Call:

(888) 557-7699 (Toll-Free From the U.S. and Canada)

or

(212) 616-2180 (From Other Locations)